Exhibit 10.3(b)

EXECUTION COPY

AMENDED AND RESTATED
CENTURYTEL, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
2006 RESTATEMENT

Introduction

CenturyTel, Inc. hereby amends and restates the CenturyTel, Inc. Supplemental Executive Retirement Plan 2000 Restatement, as amended (“Grandfathered Plan”) effective January 1, 2005 to bring it into compliance with Internal Revenue Code (“Code”) §409A and to make certain other amendments thereto. This Amended and Restated CenturyTel, Inc. Supplemental Executive Retirement Plan 2006 Restatement shall hereinafter sometimes be referred to as the “Plan”.

With respect to each Participant, the Grandfathered Plan shall continue to apply to amounts deferred in taxable years beginning before January 1, 2005 if before January 1, 2005 the Participant had a legally binding right to be paid the amount and the right to the amount was earned and vested, as provided in Reg. §1.409A-6(a)(2). As provided in Reg. §1.409A-6(a)(3), the amounts deferred in taxable years beginning before January 1, 2005 equals the present value as of December 31, 2004 of the amount to which each Participant would be entitled under the Grandfathered Plan if the Participant voluntarily terminated service without cause on December 31, 2004 and received a payment of the benefits with the maximum value available from the Grandfathered Plan on the earliest possible date allowed under the Plan to receive a payment of benefits following the termination of service, to the extent the right to the benefit is earned and vested as of December 31, 2004. Notwithstanding the foregoing, for any subsequent calendar year, the grandfathered amount may increase to equal the present value of the benefit the Participant actually becomes entitled to, determined under the terms of the Grandfathered Plan (including applicable limits in the Code), as in effect on October 3, 2004, without regard to any further services rendered by the Participant after December 31, 2004 or any other events affecting the amount of or the entitlement to benefits (other than a Participant’s election with respect to the time or form of an available benefit). In addition, the Grandfathered Plan shall apply to the vested benefit payable to a spouse or other beneficiary as of December 31, 2004, whether or not the benefit was then in pay status.

The Committee shall compute and attach hereto the amounts deferred with respect to each Participant, spouse or other beneficiary as of December 31, 2004 and shall hold such benefits subject to the Grandfathered Plan, as if this Plan did not exist. Any benefits not subject to the Grandfathered Plan shall be governed by this Plan. In no case shall the same benefit be paid under both plans, and, in this sense, any benefits payable under this Plan shall be offset by any benefits payable under the Grandfathered Plan.

I.	Purpose of the Plan

1.01    This Plan is intended to provide CenturyTel, Inc. and its subsidiaries with a method for attracting and retaining key employees, to provide a method for recognizing the contributions of such personnel, and to promote executive and managerial flexibility, thereby advancing the interests of CenturyTel, Inc. and its stockholders, by providing retirement benefits in addition to those provided under the general retirement programs of CenturyTel, Inc. The Plan is not intended to constitute a qualified plan under Code §401(a) and is designed to be exempt from the participation, vesting, funding and fiduciary responsibility rules of ERISA. The Plan is intended to comply with Code §409A.

II.	Definitions

As used in this Plan, the following terms shall have the meanings indicated, unless the context otherwise specifies or requires:

2.01    ACCRUED BENEFIT" shall mean, as of Normal Retirement Date, an amount equal to the basic monthly benefit to which a Participant is entitled in accordance with Section 5.01 using his Average Monthly Compensation, Estimated Social Security Benefit and Credited Service determined as of his Normal Retirement Date. "Accrued Benefit", as of any given date other than Normal Retirement Date, shall mean an amount equal to the basic monthly benefit to which a Participant is entitled in accordance with Section 5:01 using his Average Monthly Compensation, Estimated Social Security Benefit and Credited Service as of such given date, in lieu of Normal Retirement Date.

2.02    "ACTUARIAL EQUIVALENT" shall mean the equivalent in value of the amounts expected to be received under the Plan under different forms of payment or commencing at different times.

For purposes of the determination of the present value of a Participant's Accrued Benefit, actuarial equivalency shall be based upon an interest rate equal to the annual rate of interest on 30-year United States Treasury securities for the full calendar month preceding the January 1, April 1, July 1 and October 1 Plan quarter that contains the date of distribution, and the 1983 Group Annuity Mortality Table (50% male, 50% female) for pre-retirement and post-retirement mortality.

For all other purposes, actuarial equivalency shall be based upon an interest assumption of 5%, and the 1983 Group Annuity Mortality Table (50% male, 50% female) for pre-retirement and post-retirement mortality.

2.03    "AVERAGE MONTHLY COMPENSATION" shall mean the average of the 36 consecutive months' Compensation of a Participant which produce the highest average out of the last 120 months of participation. Any period of unpaid Leave of Absence will be excluded for purposes of determining Average Monthly Compensation, and periods of service preceding and following an unpaid Leave of Absence may be combined. If a Participant's period of participation is less than 36 months, Average Monthly Compensation shall be determined utilizing all of the Participant's months of service. If a Participant ceases to be a Participant for at least 1 year and thereafter again becomes a Participant, he shall be treated as a new Participant who had not been a Participant previously for purposes of computing Average Monthly Compensation for periods after his new Participation date.

2.04    "BENEFIT SERVICE" shall mean employment for which a Participant is entitled to receive service credit for accrual of benefits under the Plan in accordance with the provisions of Article IV. If a Participant ceases to be a Participant for at least 1 year and thereafter again becomes a Participant, he shall be treated as a new Participant who has not been a Participant previously for purposes of computing Benefit Service for periods after his new participation date.

2.05    "BOARD OF DIRECTORS" shall mean not less than a quorum of the whole Board of Directors of CenturyTel, Inc.

2.06    "CHANGE IN CONTROL" shall mean the occurrence of any of the following:

(a)    the acquisition by any person of beneficial ownership of 30% or more of the outstanding shares of the common stock, $1.00 par value per share (the "Common Stock") of CenturyTel, Inc., or 30% or more of the combined voting power of CenturyTel, Inc.'s then outstanding securities entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control:

(i)     any acquisition (other than a Business Combination (as defined below) which constitutes a Change of Control under paragraph (c) below) of Common Stock directly from CenturyTel, Inc.,

(ii)    any acquisition of Common Stock by CenturyTel, Inc. or its subsidiaries,

(iii)    any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by CenturyTel, Inc. or any corporation controlled by CenturyTel, Inc., or

(iv)    any acquisition of Common Stock by any corporation pursuant to a Business Combination that does not constitute a Change of Control under paragraph (c) below; or

(b)    individuals who, as of January 1, 2006, constitute the Board of Directors of CenturyTel, Inc. (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by CenturyTel, Inc., Inc.'s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual's initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board; or

(c)    consummation of a reorganization, share exchange, merger or consolidation (including any such transaction involving any direct or indirect subsidiary of CenturyTel, Inc.), or sale or other disposition of all or substantially all of the assets of CenturyTel, Inc. (a "Business Combination");provided, however, that in no such case shall any such transaction constitute a Change of Control if immediately following such Business Combination:

(i)    the individuals and entities who were the beneficial owners of CenturyTel, Inc.'s outstanding Common Stock and CenturyTel, Inc.'s voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect beneficial ownership, respectively, of more than 50% of the then outstanding shares of Common Stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the surviving or successor corporation, or, if applicable, the ultimate parent company thereof (the "Post-Transaction Corporation"), and

(ii)    except to the extent that such ownership existed prior to the Business Combination, no person (excluding the Post-Transaction Corporation and any employee benefit plan or related trust of either CenturyTel, Inc., the Post-Transaction Corporation or any subsidiary of either corporation) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of Common Stock of the corporation resulting from such Business Combination or 20% or more of the combined voting power of the then outstanding voting securities of each corporation, and

(iii)    at least a majority of the members of the board of directors of the Post-Transaction Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

(d)    approval by the shareholders of CenturyTel, Inc. of a complete liquidation or dissolution of CenturyTel, Inc..

For purposes of this definition, the term "person" shall mean a natural person or entity, and shall also mean the group or syndicate created when two or more persons act as a syndicate or other group (including, without limitation, a partnership or limited partnership) for the purpose of acquiring, holding, or disposing of a security, except that "person" shall not include an underwrite temporarily holding a security pursuant to an offering of the security.

2.07    "COMMITTEE" shall mean 3 or more members of the Board of Directors as described in Section 17.01 of the Plan, or the Board of Directors if no Committee has been appointed.

2.08    "COMPANY" shall mean CenturyTel, Inc., any Subsidiary thereof, and any affiliate designated by the Company as a participating employer under this Plan.

2.09    "COMPENSATION" shall mean the sum of a Participant's Salary and Incentive Compensation for a particular month.

2.10    “DISABLED” OR “DISABILITY” shall mean that, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, a Participant is (i) unable to engage in any substantial gainful activity or (ii) receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s Employer. A Participant will be deemed disabled if determined to be disabled in accordance with the Employer’s disability program, provided that the definition of disability under such disability insurance program complies with the definition in the preceding sentence. Also, a Participant will be deemed disabled if determined to be totally disabled by the Social Security Administration.

2.11    "EFFECTIVE DATE" of this Plan shall mean January 1, 2005 for Participants employed and participating in the Plan as of such date, except as may otherwise be provided in specific Articles or Sections hereof. Notwithstanding the foregoing, the amendments contained in this Plan shall not apply to any deferrals governed by the Grandfathered Plan.

2.12    "EMPLOYER" shall mean CenturyTel, Inc., any Subsidiary thereof, and any affiliate designated by the Company as a participating employer under this Plan.

2.13    “ERISA” shall mean the Employee Retirement Security Act of 1974, as amended.

2.14    "ESTIMATED SOCIAL SECURITY BENEFIT" shall mean the monthly primary insurance amount calculated to be available at age 65 based on the Social Security law in effect on the Participant's Normal Retirement Date or an earlier date of determination. The primary insurance amount of a Participant who terminates prior to Normal Retirement Date shall be based on the assumption that the Participant earns no compensation between his termination date and his Normal Retirement Date.

2.15    "INCENTIVE COMPENSATION" shall mean the monthly equivalent of the amount awarded to a Participant under the Company's Key Employee Incentive Compensation Plan, or other incentive compensation arrangement maintained by the Company, including the amount of any stock award in its cash equivalent at the time of conversion of the award from cash to stock. A Participant's Incentive Compensation shall be determined on a monthly basis by dividing the amount of the Incentive Compensation award by the number of months to which the award relates. Each award of Incentive Compensation shall, for purposes of this Plan, be allocated to the month or months to which the award relates, i.e., that period of time during which the award was earned.

2.16    "LEAVE OF ABSENCE" shall mean any extraordinary absence authorized by the Employer under the Employer's standard personnel practices.

2.17    "NORMAL RETIREMENT DATE" shall mean the first day of the month coincident with or next following a Participant's 65th birthday.

2.18    "PARTICIPANT" shall mean any officer of the Employer who is granted participation in the Plan in accordance with the provisions of Article III.

2.19    "PLAN" shall mean this Amended and Restated CenturyTel, Inc. Supplemental Executive Retirement Plan 2006 Restatement.

2.20    “RETIREMENT PLAN” shall mean the CenturyTel Retirement Plan.

2.21    "SALARY" shall mean the monthly equivalent of a Participant's base rate of pay, exclusive, however, of bonus payments, overtime payments, commissions, imputed income on life Insurance, vehicle allowances, relocation expenses, severance payments, and any other extra Compensation.

2.22    “SPECIFIED EMPLOYEE” shall mean a Participant who is a key employee (as defined in Code §416(i) and the regulations thereunder without regard to Code §416(i)(5)) of the Company if any of its stock is publicly traded on an established securities market or otherwise as of the Participant’s separation from service. A Participant is a key employee if the Participant meets the requirements of Code §416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with regulations thereunder and disregarding Code §416(i)(5)) at any time during the 12-month period ending on any December 31 identification date.

2.23    "SUBSIDIARY" shall mean any corporation in which CenturyTel, Inc. owns, directly or indirectly through subsidiaries, at least 50% of the combined voting power of all classes of stock.

2.24    "VESTING SERVICE" shall mean employment for which a Participant is entitled to receive service credit for vesting in benefits under the Plan in accordance with the provisions of Article IV.

III.	Participation

3.01    Any employee who is either one of the officers of the Company in a position to contribute materially to the continued growth and future financial success of the Company, or one who has made a significant contribution to the Company's operations, thereby meriting special recognition, shall be eligible to participate provided the following requirements are met:

(a)    The officer is employed on a full-time basis by the Company and is compensated by a regular salary; and

(b)    The coverage of the officer is duly approved by the Committee.

3.02    If a Participant who retired or otherwise terminated employment is rehired, he shall not again become a Participant in the Plan unless the coverage of the officer is again duly approved by the Committee.

3.03    It is intended that participation in this Plan shall be extended only to those officers who are members of a select group of management or highly compensated employees, as determined by the Committee.

3.04    Any officer who is currently a Participant in the Grandfathered Plan as of the effective date of this Plan shall continue to be a Participant in the Plan as amended and restated, subject, however, to the right of the Committee to exclude the Participant from participation in future years.

IV.	Vesting Service and Benefit Service.

4.01    For a Participant whose effective date of participation in the Plan, as designated by the Committee, is prior to January 1, 2000, Vesting Service for vesting of benefits hereunder, and Benefit Service for purposes of accrual of benefits hereunder, shall be credited for each year of employment with the Company, calculated in completed years and months regardless of the number of hours worked. Vesting Service and Benefit Service will include all years of service with the Company, including years of service prior to becoming an officer of the Company, years of service following Normal Retirement Date, and years of service with any Subsidiary or any affiliate designated by the Company as a participating employer under this Plan. In addition, periods of Leave of Absence shall count as periods of Vesting Service and Benefit Service. A fraction of a year of Vesting Service and Benefit Service will be given for completed months during the year of termination of employment of a Participant.

4.02    For a Participant whose effective date of participation in the Plan, as designated by the Committee, is on or after January 1, 2000, Vesting Service and Benefit Service will only be credited for years commencing as of the year in which the Participant's participation in the Plan is effective, and will not include years prior to the Participant's effective date of participation in the Plan.

4.03    Notwithstanding the provisions of Sections 4.01 and 4.02, a Participant who terminates employment with the Company and is subsequently re-hired, or a Participant who ceases to actively participate in the Plan for any other reason, shall receive credit for purposes of Vesting Service and Benefit Service for his service after his re-employment or cessation of active participation only for such periods of service during which he is an active participant in the Plan. A Participant shall not receive service credit after his re-employment or cessation of active participation for periods of service during which he is not an active participant in the Plan.

4.04    At the discretion of the Committee, service with a predecessor employer may be credited for purposes of vesting or benefit accrual under this Plan. If any such service is credited to a Participant for benefit accrual purposes, the benefit payable under this Plan shall be reduced by any benefit payable from the prior employer. The Committee shall make a determination whether any service with a predecessor employer will be credited to a Participant prior to the Participant's commencement of participation in this Plan, and such determination, once made, shall be irrevocable. If no determination is made by the Committee prior to a Participant's commencement of participation in this Plan, service with a predecessor employer by such Participant shall not be credited for any purpose under this Plan.

V.	Normal Retirement

5.01    Subject to the provisions of Articles XIV and XV, the monthly retirement benefit payable to a Participant on his Normal Retirement Date shall be equal to (a) plus (b) less (c) less (d) plus (e) less (f), where:

(a)    is 3% of Average Monthly Compensation multiplied by Benefit Service, not greater than 10 years.

(b)    is 1% of Average Monthly Compensation multiplied by Benefit Service, for Benefit Service years greater than 10 years and not greater than 25 years.

(c)    is 4% of Estimated Social Security Benefit, multiplied by Benefit Service, not greater than 25 years.

(d)    the benefit provided under Section 6.1(a)(iv) of the Retirement Plan.

(e)    the sum of the amounts determined pursuant to Sections 6.1(a)(i) and (ii) of the Retirement Plan, computed without taking into account the limitations contained in Sections 5.7 and 2.14(d). Years of Credited Service will be determined under Section 2.46 of the Retirement Plan.

(f)    the benefit payable under Sections 6.1(a)(i), (ii) and (iii) of the Retirement Plan and Article IV of the CenturyTel, Inc. Supplemental Defined Benefit Plan.

5.02    The normal form of payment of a Participant's normal retirement benefit shall be an annuity payable for the life of the Participant.

5.03    The amount of monthly benefit payable to a Participant, as computed under Section 5.01, shall be increased annually to reflect increases in cost of living, at a rate of 3% per annum, starting with the year of benefit commencement. This increase shall take into effect as of January 1 of each year; provided, however, that the initial amount of increase for a Participant who commences receiving distributions in a year, effective as of the following January 1, shall be pro-rated, based on the number of months in such year during which the Participant received distributions. The 3% annual increase will be calculated with regard to Sections 5.01(a), (b) and (c) only.

VI.	Late Retirement

6.01    If a Participant remains employed beyond his Normal Retirement Date, his late retirement date will be the first day of the month coincident with or next following his actual date of retirement, subject to the provisions of Articles XIV and XV.

6.02    A Participant's late retirement benefit will be calculated in accordance with Sections 5.01, based on his Average Monthly Compensation and Benefit Service as of his late retirement date. His Estimated Social Security Benefit will be computed as of his Normal Retirement Date based on the Social Security law in effect on such date.

VII.	Early Retirement,

7.01    A Participant who has attained age 55, and who has completed 10 or more years of Benefit Service, is eligible for early retirement. An eligible Participant's early retirement date is the first day of the month coincident with or next following the date he terminates employment, subject of Articles XIV and XV.

7.02    A Participant who has completed ten 10 years of Benefit Service as of the date of his termination of employment, but who has not yet attained age 55 as of such date, shall be eligible for early retirement upon attainment of age 55. Such Participant's early retirement date shall be the first day of the month coincident with or next following the date on which he attains age 55, subject to the provisions of Articles XIV and XV.

7.03    A Participant's early retirement benefit is 100% of his Accrued Benefit computed as of his early retirement date calculated as if it were payable at his Normal Retirement Date. An active Participant’s early retirement benefit shall be equal to his Accrued Benefit payable at his Normal Retirement Date under Sections 5.01(a), (b) and (c) reduced for early retirement in accordance with Section 7.04, 7.05 or 7.06, less the benefit payable under Section 6.1(a)(iv) of the Retirement Plan reduced according to Section 6.2 of the Retirement Plan, plus the benefit payable under Section 5.01(e) reduced according to Section 6.2 of the Retirement Plan, less the benefit payable under Section 5.01(f) reduced for early retirement according to Section 6.2 of the Retirement Plan. A terminated Participant’s early retirement benefit shall be equal to his Accrued Benefit payable at his Normal Retirement Date under Sections 5.01(a), (b) and (c) reduced for early retirement according to Section 7.04, 7.05 or 7.06, less the benefit payable under Section 6.1(a)(iv) of the Retirement Plan reduced according to Section 6.6 of the Retirement Plan, plus the benefit payable under Section 5.01(e) reduced according to Section 6.6 of the Retirement Plan, less the benefit payable under Section 5.01(f) reduced for early retirement according to Section 6.6 of the Retirement Plan.

7.04    Upon early retirement, a Participant who has attained age 55 and has completed 10 or more but fewer than 15 years of Benefit Service shall receive his Accrued Benefit computed under Section 7.03 on his early retirement date reduced according to the following schedule:

Age at Commencement	Percentage of Accrued Benefit

55	50%
56	53⅓%
57	56⅔%
58	60%
59	63⅓%
60	66⅔%
61	73⅓%
62	80%
63	86⅔%
64	93⅓%
65	100%

7.05    Upon early retirement, a Participant who has attained age 55 and has completed 15 or more but fewer than 25 years of Benefit Service shall receive his Accrued Benefit computed under Section 7.03 on his early retirement date reduced according to the following schedule:

Age at Commencement	Percentage of Accrued Benefit

55	70%
56	73%
57	76%
58	79%
59	82%
60	85%
61	88%
62	91%
63	94%
64	97%
65	100%

7.06    Upon early retirement, a Participant who has attained age 55 and has completed 25 or more years of Benefit Service shall receive his Accrued Benefit computed under Section 7.03 on his early retirement date reduced according to the following schedule:

Age at Commencement	Percentage of Accrued Benefit

55	80%
56	82%
57	84%
58	86%
59	88%
60	90%
61	92%
62	94%
63	96%
64	98%
65	100%

VIII.	Disability

8.01    A Participant who becomes Disabled prior to retirement or termination of service will be entitled to a Disability benefit computed in accordance with Section 8.02.

8.02    A Participant's Disability benefit will be calculated in accordance with Sections 5.01(a), (b) and (c) based on (1) his Average Monthly Compensation projected to Normal Retirement Date assuming his Compensation as of the date of his Disability remains constant, (2) his projected service to Normal Retirement Date and (3) his Estimated Social Security Benefit based on the Social Security law in effect on the date of his Disability, less the amount determined under Section 5.01(d), plus the amount determined under Section 5.01(e) less the amount determined under Section 5.01(f) in accordance with Section 6.4 of the Retirement Plan. If a Participant subsequently participates in the Plan, such Participant's service attributable to his subsequent participation shall not be credited for any purpose under the Plan so that there will be no double counting taking into account (2) above.

8.03    A Participant’s disability benefit shall commence on his Normal Retirement Date, provided that if the Participant’s Disability was caused by or contributed to by mental disorders or medical or surgical treatment of mental disorders, his disability benefit shall commence on the later of his 55th birthday or 2 years after he became mentally Disabled, reduced as provided in Sections 7.05 or 7.06, if applicable, or otherwise as provided in Section 7.03, subject to the provisions of Articles XIV and XV.

IX.	Death Benefit

9.01    Upon the death of a Participant who is actively employed or on Leave of Absence at the time of his death, or who has retired or become Disabled and has not commenced receiving benefit payments hereunder, the Participant's beneficiary (as determined under Section 9.05) will be entitled to receive a monthly death benefit determined in accordance with Section 9.02.

9.02    The monthly death benefit payable under Section 9.01 to the beneficiary of a Participant shall be equal to (a) less (b) less (c), where:

(a)	is 36% of Average Monthly Compensation projected to his Normal Retirement Date assuming his Compensation as of his date of death remains constant until his Normal Retirement Date.

(b)
the amount of Estimated Social Security Benefit, based on the Social Security law in effect as of the date of his death or age 65, if earlier, received by the beneficiary, or to which the beneficiary may be entitled, as determined by the Committee.

(c)	the death benefit attributable to Section 6.1(a)(iv) of the Retirement Plan.

9.03    Upon the death of a Participant who has terminated employment prior to death for reasons other than retirement or Disability, and who was 100% vested under the vesting schedule contained in Section 10.01 at the time of termination of employment, the Participant's beneficiary (as determined under Section 9.05) will be entitled to receive a monthly death benefit computed as follows:

50% of the Accrued Benefit of the Participant as of his date of termination of employment.

9.04    Subject to the provisions of Articles XIV and XV, the monthly death benefit determined under Section 9.01 or 9.03 shall commence as of the date on which the Participant would have reached the Normal Retirement Date applicable to the Participant, or date of death, if later; provided, however, that the benefit payable to the surviving spouse of the Participant shall commence on the date specified in Sections 7.04, 7.05, 7.06 or 10.02.

9.05    The beneficiary of a Participant who is married on the date of his death shall be his spouse. The beneficiary of an unmarried Participant shall be his living children as of his date of death.

9.06    The death benefit shall be paid to the surviving spouse, if any, of the Participant for the surviving spouse’s life. If the Participant is unmarried at the date of death, or if the surviving spouse dies subsequent to the Participant's death, the death benefit shall be paid to the Participant's surviving child or children (or legal representative of any minor child) in equal shares. The death benefit payable to a child shall terminate upon the later of the child's attainment of age 19 or age 23, if a full-time student at an accredited educational institution, and such share shall thereafter revert to and be payable equally to the remaining surviving children of the Participant until the interest of each such surviving child has terminated.

9.07    If a Participant has no surviving spouse or children at the date of the Participant’s death, no death benefit shall be paid under this Plan.

X.	Termination of Service

10.01    If a Participant terminates service prior to death, Disability or retirement, his Accrued Benefit shall be vested in accordance with the following schedule:

Years of Vesting Service	Vested %

less than 5	0%
5 or more	100%

10.02    A Participant's vested Accrued Benefit is computed as if it were payable at his Normal Retirement Date. If the Participant does not meet the service requirements of Sections 7.01 or 7.02, his Vested Accrued Benefit is payable at his Normal Retirement Date. If a Participant meets the service requirements for early retirement pursuant to Section 7.01 or 7.02, his benefit shall commence on the first day of the month coincident with or next following the date of termination of employment, reduced as provided in Section 7.04, 7.05 or 7.06, as applicable. The provisions of this Section 10.02 are subject to the provisions of Articles XIV and XV.

XI.	Change in Control

11.01    Notwithstanding anything to the contrary in this Plan or in any applicable law or regulation, upon the earlier of (i) the occurrence of a Change in Control, (ii) the date that any person or entity submits an offer or proposal to the Company that results in or leads to a Change in Control (whether by such person or any other person) or (iii) the date of the public announcement of a Change in Control or an offer, proposal or proxy solicitation that results in or leads to a Change in Control (whether by the person or entity making such announcement or any other person) (the earliest of such dates being hereinafter referred to as the "Effective Date"), the Accrued Benefit of each Participant (other than any Participant whose service as an employee was terminated prior to full vesting of his Accrued Benefit under Section 10.01) and the benefits conferred under this Section shall automatically vest and thereafter may not be adversely affected in any matter without the prior written consent of the Participant. Notwithstanding anything to the contrary in this Plan, upon the occurrence of a Change in Control any Participant who is then employed by CenturyTel, Inc. or its subsidiaries ("Active Participants") shall have an irrevocable right to receive, and the Company shall be irrevocably obligated to pay, a lump sum cash payment in an amount determined pursuant to this Section if, during a period commencing upon the Effective Date and ending on the third anniversary of the occurrence of the Change in Control, the Active Participants voluntarily or involuntarily separates from service (“Termination”). The lump sum cash payment payable to Active Participants under this Section (the "Lump Sum Payment") shall be paid on the date of Termination, subject to the provisions of Articles XIV and XV.

11.02	The amount of each Lump Sum Payment shall be determined as follows:

(a)    With respect to any Active Participant who, after giving effect to the terms of Subsection (d) below, is eligible as of the date of Termination to receive benefits under Articles V or VI of this Plan, the Lump Sum Payment shall equal the Present Value (as defined below) of the stream of payments to which such participant would have otherwise been entitled to receive immediately upon Termination in accordance with Articles V or VI of this Plan (assuming such benefits are paid in the form of a lifetime annuity), based upon such participant's Average Monthly Compensation, Estimated Social Security Benefit and Benefit Service as of the date of Termination, without giving effect to any salary reductions that gave rise to such Termination, but after giving effect to the terms of Subsection (d) below.

(b)    With respect to any Active Participant who, after giving effect to the terms of Subsection (d) below, is not eligible as of the date of Termination to receive benefits under Articles V, VI or VII of this Plan, the Lump Sum Payment shall equal the product of (1) the Present Value, calculated as of age 65, of the stream of payments to which such participant would have otherwise been entitled to receive at age 65 in accordance with the terms of this Plan based on the same assumptions and terms set forth in subsection (a) above, multiplied times (2) such discount factor as is necessary to reduce the amount determined under (1) above to its present value, it being understood that in calculating such discount factor, no discount shall be applied to reflect the possibility that such participant may die prior to attaining age 65.

(c)    With respect to any Active Participant who, after giving effect to the terms of subsection (d) below, is eligible as of the date of Termination to receive benefits under Article VII of the Plan, the Lump Sum Payment shall equal the greater of (1) the Present Value of the stream of payments to which such Participant would have otherwise been entitled to receive immediately upon Termination in accordance with Article VII of this Plan, based upon the assumptions and terms set forth in subsection (a) above, or (2) the Present Value, calculated as of age 65, of the stream of payments to which such Participant would otherwise be entitled to receive at age 65 in accordance with this Plan, determined in the same manner and subject to the same assumptions and terms set forth in subsection (b) above.

(d)    In calculating the Lump Sum Payment due to any Active Participant under this Section, the number of years of Benefit Service of the Active Participant shall be deemed to equal the number of years determinable under the other sections of this Plan plus three years and the Active Participant's age shall be deemed to equal his actual age plus three years; provided, however, that in no event shall the provisions of this Subsection be applicable if the application thereof will reduce the Active Participant's Lump Sum Payment from the amount that would otherwise be payable with the addition of less than three years of service, age or both.

(e)    As used in this Section with respect to any amount, the "Present Value" of such amount shall mean the discounted value of such amount that is determined by making customary present value calculations in accordance with generally accepted actuarial principles, provided that (1) the discount interest rate applied in connection therewith shall equal the interest rate for AAA rated, tax exempt Insured Revenue Bonds with Five Year maturity as quoted by the Bond Market Association (BMA) as of the first day of the calendar quarter for which the calculations are performed or, in the event such index is no longer published, any similar index for comparable municipal securities and (2) the mortality tables applied in connection therewith shall be "1983 Group Annuity Mortality Table (50% male/50 female) " as prescribed by the Pension Benefit Guaranty Corporation or any successor table prescribed by such organization.

11.03    Notwithstanding anything to the contrary in this Plan, upon the occurrence of a Change in Control Event as defined in Reg. §1.409A-3(g)(5)(i), each Participant who has already begun to receive periodic payments under this Plan ("Retired Participants") shall have an irrevocable and unconditional right to receive, and the Company shall be irrevocably and unconditionally obligated to pay, a lump sum payment in an amount equal to the present value of the Participant's future stream of payments which would otherwise be payable under this Plan. The Company shall offer to assist such Participant in purchasing at such Participant's cost an annuity for the benefit of such Participant.

11.04    Notwithstanding anything to the contrary in this Plan, upon the occurrence of Change in Control as defined in Reg. §1.409A-3(g)(5)(i), any Participant (other than a Retired Participant) who is then a former employee of the Company or its subsidiaries whose Accrued Benefit is vested under Section 10.01 ("Inactive Participants") shall have an irrevocable and unconditional right to receive, and the Company shall be irrevocably and unconditionally obligated to pay, a lump sum payment in an amount determined in the manner provided in Section 11.02(b) or (c), as applicable; provided, however, that no Inactive Participant will be entitled to the benefits of Section 11.02(d).

XII.	Form of Benefit Payment

12.01    The normal form of benefit payment for a Participant who is not married on his benefit commencement date is an annuity payable monthly for the lifetime of the Participant or in the case of a Participant who is married on his benefit commencement date, the normal form of benefit payment is an Actuarially Equivalent annuity payable monthly for the lifetime of the Participant and a survivor annuity payable monthly to the spouse (if living) upon the Participant’s death which is 50% of the amount of the amount of the annuity payable during the lifetime of the Participant, in each case payable in accordance with the Company's standard payroll practices with payments commencing as of the first day of the month following the Participant’s benefit commencement date.

12.02    A Participant may, before any annuity payment has been made, elect the optional form of payment which is the Actuarial Equivalent of a Participant's basic monthly pension, which shall commence at the time specified in Sections 12.01. The optional form of payment is as follows:

Alternative Joint and Survivor Annuity.

(a)    Under an Alternative Joint and Survivor Annuity, a reduced amount shall be payable to the Participant for his lifetime. The beneficiary, whether or not the Participant’s spouse, if surviving at the Participant’s death, shall be entitled to receive thereafter a lifetime survivor benefit in an amount equal to 100% of the reduced amount that had been payable to the Participant. If the beneficiary is not the Participant’s spouse who is entitled to a 50% survivor annuity under Section 12.01, the Participant may elect that the survivor annuity be 50% of the reduced amount payable to the Participant.

(b)    The reduced amount payable to the retired Participant shall be the Actuarial Equivalent of the amount determined under Articles V, VI, VII, VIII or X, as the case may be. The appropriate actuarial factor shall be determined for any Participant and his beneficiary as of the commencement date of the Participant’s benefit.

(c)    If the Participant designates any individual other than his spouse as his beneficiary, the annual amount of the Participant’s annuity under the Alternative Joint and Survivor Annuity shall not be less than 50% of the annual benefit calculated as a single life annuity, and the beneficiary’s survivor annuity under the Alternative Joint and Survivor Annuity shall be reduced to the extent necessary to reflect any adjustment required by this paragraph (c) in the amount of the Participant’s annuity under the Alternative Joint and Survivor Annuity.

XIII.	Reemployment of Participants

13.01    If a Participant who retired or otherwise terminated employment for any reason and commenced receiving benefits under the Plan is later rehired by the Company, benefit payments shall continue as if the Participant had not been rehired. The Participant’s benefits upon his subsequent retirement or termination of employment for any reason shall be determined as follows:

(a)    If a Participant retires on his Normal Retirement Date, the monthly retirement benefit shall be determined pursuant to Article V, reduced by the Actuarial Equivalent of the benefit payments the Participant previously received.

(b)    If a Participant remains employed beyond his Normal Retirement Date, the late retirement benefit payable to a Participant upon his late retirement shall be determined pursuant to Article VI, reduced by the Actuarial Equivalent of the benefit payments the Participant previously received.

(c)    If a Participant retires prior to his Normal Retirement Date and is eligible for early retirement according to Section 7.01 or 7.02, the early retirement benefit payable to a Participant shall be determined pursuant to Section 7.03, 7.04, 7.05 or 7.06, reduced by the Actuarial Equivalent of the benefit payments the Participant previously received.

(d)    The benefit payable under paragraphs (a) through (c) above shall not be less than the amount he received from his previous retirement or from his previous termination of employment for any reason.

(e)    The benefit payable under paragraphs (a) through (c) above shall be in the same form as the Participant was receiving.

XIV.	Acceleration of Payments.

14.01    Notwithstanding any other provision of this Plan, if the single sum value of the Participant’s, Beneficiary’s or Spouse’s benefit is $10,000 or less, such amount shall be paid in one lump sum to the person entitled to payment on the date the first annuity payment would otherwise be paid under this Plan. Such payment is mandatory.

14.02    If at any time the Plan fails to meet the requirements of Code §409A, an amount equal to the amount required to be included in the Participant’s income as a result of the failure to comply with the requirements of Code §409A shall be paid to the Participant in one lump sum on the first day of the month following the Company’s determination that the failure has occurred.

14.03    If the Plan receives a domestic relations order as defined in Code §414(p)(1)(B) and ERISA §206(d)(3)(B)(ii), the Committee shall accelerate the time or schedule of a payment to an individual other than the Participant in order to fulfill such order, provided that the provisions of ERISA §206(d)(3)(C) through (F) shall apply as if this Plan were governed by Part 2 of Title I of ERISA.

14.04    The Committee shall accelerate the time or schedule of a payment under the Plan as may be necessary to comply with a certificate of divestiture as defined in Code §1043(b)(2).

XV.	Delay of Payments

15.01    A payment otherwise due hereunder shall be delayed to a date after the designated payment date under the following circumstances:

(a)    Notwithstanding any other provision hereof, payments shall commence upon separation from service of a Specified Employee for reasons other than death or Disability on the date that is the first day of the seventh month following the date of the Specified Employee’s separation from service (or, if earlier, the date of death of the Specified Employee). On the first day of such seventh month or on the first day of the month following the earlier death of the Specified Employee, the Specified Employee or his estate, Spouse or beneficiary, as the case may be, shall be paid the amount to which he normally would be entitled on such date plus the amounts which would have been previously paid to him but for the fact that he was a Specified Employee. Nevertheless, for all other purposes of this Plan, the payments shall be deemed to have commenced on the date they would have had the Participant not been a Specified Employee.

(b)    Notwithstanding any other provision hereof, a Participant shall not have separated from service with the Company on account of termination of employment for reasons other than death if he would not be counted as having experienced a termination of employment under Reg. §1.409A-1(h)(1)(i) or under the 20% safe harbor rule for employees or the 50% safe harbor rule for nonemployees under Reg. §1.409A-11(h)(1)(ii).

(c)    Payments that would violate loan covenants or other contractual terms to which the Company is a party, where such a violation would result in material harm to the Company (in such case, payment will be made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation, or such violation will not cause material harm to the Company).

(d)    Payment where the Company reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law, provided that the payment shall be made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation. (The making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law).

(e)    Payments the deduction for which the Company reasonably anticipates would be limited by the application of Code §162(m) (in such case, payment will be made at either the earliest date at which the Company reasonably anticipates that the deduction of the payment will not be so limited or the calendar year in which the Participant separates from service).

(f)    Payment may also be delayed upon such other events and conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

XVI.	Additional Restrictions on Benefit Payments

16.01    In no event will there be a duplication of benefits payable under the Plan because of employment by more than one participating Employer.

XVII.	Administration and Interpretation

17.01    The Plan shall be administered by the Board of Directors through a Committee which shall consist of three or more members of the Board of Directors of the Company. No individual who is or has ever been a participant or eligible to receive payments under this Plan shall be designated as a member of the Committee. The Committee shall have full power and authority to interpret and administer the Plan and, subject to the provisions herein set forth, to prescribe, amend and rescind rules and regulations and make all other determinations necessary or desirable for the administration of the Plan. The Board may from time to time appoint additional members of the Committee or remove members and appoint new members in substitution for those previously appointed and to fill vacancies however caused.

17.02    The decision of the Committee relating to any question concerning or involving the interpretation or administration of the Plan shall be final and conclusive, and nothing in the Plan shall be deemed to give any employee any right to participate in the Plan, except to such extent, if any, as the Committee may have determined or approved pursuant to the provisions of the Plan.

XVIII.	Nature of the Plan

18.01    Benefits under the Plan shall generally be payable by the Company from its own funds, and such benefits shall not (i) impose any obligation upon the trust(s) of the other employee benefit programs of the Company; (ii) be paid from such trust(s); nor (iii) have any effect whatsoever upon the amount or payment of benefits under the other employee benefit programs of the Company. Participants have only an unsecured right to receive benefits under the Plan from the Company as general creditors of the Company. The Company may deposit amounts in any CenturyTel, Inc. Supplemental Executive Retirement Trust (the "Trust") established by the Company for the purpose of funding the Company's obligations under the Plan. Participants- and their beneficiaries, however, have no secured interest or special claim to the assets of the Trust, and the assets of the Trust shall be subject to the payment of claims of general creditors of the Company upon the insolvency or bankruptcy of the Company, as provided in the Trust.

XIX.	Employment Relationship

19.01    An employee shall be considered to be in the employment of the Company and its subsidiaries as long as he remains an employee of either the Company, any Subsidiary of the Company, or any corporation to which substantially all of the assets and business of the Company are transferred. Nothing in the adoption of this Plan nor the designation of any Participant shall confer on any employee the right to continued employment by the Company or a Subsidiary of the Company, or affect in any way the right of the Company or such Subsidiary to terminate his employment at any time. Any question as to whether and when there has been a termination of an employee's employment, and the cause, notice or other circumstances of such termination, shall be determined by the Board, and its determination shall be final.

XX.	Amendment and Termination of Plan

20.01    The Board of Directors of the Company in its sole discretion may terminate the Plan at any time, and shall have the right to alter or amend the Plan or any part thereof from time to time, except that the Board of Directors shall not terminate the Plan or make any alteration or amendment thereto which would impair any rights or benefits of a Participant previously accrued.

XXI.	Binding Effect

21.01    This Plan shall be binding on the Company, each Subsidiary, and any affiliate designated by the Company as a participating employer under this Plan, the successors and assigns thereof, and any entity to which substantially all of the assets or business of the Company, a Subsidiary, or a participating affiliate are transferred.

XXII.	Reimbursement to Participants

22.01    After a Change of Control, the Company shall reimburse any Participant, or beneficiary thereof, for all expenses, including attorney's fees, actually and reasonably incurred by the Participant or beneficiary in any proceeding to enforce any of their rights under this Plan.

XXIII.	Construction

23.01    The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, and the singular may indicate the plural, unless the context clearly indicates the contrary. The words "hereof', "herein", "hereunder" and other similar compounds of the word "here" shall, unless otherwise specifically stated, mean and refer to the entire Plan, not to any particular provision or Section. Article and Section headings are included for convenience of reference and are not intended to add to, or subtract from, the terms of the Plan.

XXIV.	Demand For Benefits

24.01    Benefits upon termination of employment shall ordinarily be paid to a Participant without the need for demand, and to a beneficiary upon receipt of the beneficiary's address and Social Security Number (and evidence of death of the Participant, if needed). Nevertheless, a Participant or a person claiming to be a beneficiary who claims entitlement to a benefit can file a claim for benefits with the Committee. The Committee shall accept or reject the claim within 30 days of its receipt. If the claim is denied, the Committee shall give the reason for denial in a written notice calculated to be understood by the claimant, referring to the Plan provisions that form the basis of the denial. If any additional information or material is necessary to perfect the claim, the Committee will identify these items and explain why such additional material is necessary. If the Committee neither accepts or rejects the claim within 30 days, the claim shall be deemed denied. Upon the denial of a claim, the claimant may file a written appeal of the denied claim to the Committee within 60 days of the denial. The claimant shall have the opportunity to be represented by counsel and to be heard at a hearing. The claimant shall have the opportunity to review pertinent documents and the opportunity to submit issues and argue against the denial in writing. The decision upon the appeal must be made no later than the later of (a) 60 days after receipt of the request for review, or (b) 30 days after the hearing. The Committee must set a date for such a hearing within 30 days after receipt of the appeal. In no event shall the date of the hearing be set later than 60 days after receipt of the notice. If the appeal is denied, the denial shall be in writing. If, prior to a Change of Control, an initial claim is denied, and the claimant is ultimately successful, all subsequent reasonable attorney's fees and costs of claimant, including the filing of the appeal with the Committee, and any subsequent litigation, shall be paid by the Employer unless the failure of the Employer to pay is caused by reasons beyond its control, such as insolvency or bankruptcy.

IN WITNESS WHEREOF, CenturyTel, Inc. has executed this Plan this 29th day of November, 2006.

CENTURYTEL, INC.

By:	/s/ R. Stewart Ewing, Jr.
Stewart Ewing, Jr.
Executive Vice President and
Chief Financial Officer